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                                              EXHIBIT (1)(d)



              ALLIANCE BALANCED SHARES, INC.

                  ARTICLES SUPPLEMENTARY


         Alliance Balanced Shares, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation's Board of Directors hereby reclassifies the 30,000,000 authorized but unissued shares of Class C Common Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption thereof as hereinafter set forth.

         SECOND: The shares of the Class C Common Stock as so reclassified shall continue to be designated as Class C
Common Stock and have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in the charter of the Corporation with respect to the Class C Common Stock, and shall also be subject to the following:

         The proceeds of the redemption of a share
         (including a fractional share) of Class C Common
         Stock shall be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such shares.

         THIRD: The shares have been reclassified herein by the board of directors under the authority contained in the charter of the Corporation.

         IN WITNESS WHEREOF, Alliance Balanced Shares, Inc.
has caused these Articles Supplementary to be executed by its Chairman of the Board of Directors and attested by its Secretary on this 29th day of April, 1993. The Chairman of the Board of Directors of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to


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authorization and approval hereof are true in all material
respects.

                             ALLIANCE BALANCED SHARES, INC.


                             By: /s/ David H. Dievler
                                 --------------------------
                                  David H. Dievler
                                  Chairman of the Board
                                    of Directors


Attested:  /s/ Edmund P. Bergan, Jr.
           ----------------------------
           Edmund P. Bergan, Jr.
           Secretary


































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00250236.AB2